EXHIBIT 99.2

September 9, 2013

MTR Gaming Team Members:

It is with great excitement and enthusiasm that I can now share with all of you that MTR Gaming and market leader, Eldorado Resorts have entered into an agreement under which MTR Gaming will merge with Eldorado Resorts.  Our combined new public company will be named Eldorado Resorts and will include, in addition to our current properties, Eldorado Hotel and Casino and Silver Legacy Resort and Casino, both in Reno, Nevada, and Eldorado Resort Casino Shreveport in Shreveport Louisiana.

The merger will provide geographic diversity, which is critical in our industry where increased competition continues to impact all of our properties.  The newly merged company will also provide our team members more opportunities to advance their career paths, and provide our combined company customer base more options to be entertained within our family of properties.

I know you are probably wondering about Eldorado Resorts.  They are a privately run gaming company that has been operated in part, as a family business, but has also proven to be a class operator in the US gaming market.   Their properties are market leaders and are very similar to our properties, hence our desire to merge our two companies.

Gary Carano, who will be named the Chief Executive Officer of the combined company, had this to say in our joint press release.  “We are excited to announce this transformative transaction, which creates a new gaming platform with a diversified portfolio across the country. Our strong balance sheet will allow us to take advantage of future growth opportunities as the gaming industry continues to consolidate.  In addition, we are thrilled to partner with the team at MTR Gaming, who has done a tremendous job in developing and operating the MTR portfolio. We believe that the MTR Gaming management team will be a significant part of our success going forward.”  I have had the pleasure of meeting with Gary and his entire team over the last few months and I am equally as thrilled to have our company in a position to partner with Eldorado.

Due to the regulatory nature of the industry in which we operate and the need to receive SEC and stockholder approval, we anticipate that this merger will not be completed until mid-2014.  With that being said, I know many of you will have questions and we will work hard to provide information as we have it.

The one question that we do have an answer to at this point is this one…. What does this mean to you, our team members?  The short answer is, until the merger receives all of the necessary approvals, we will continue to run our day-to-day business as we have in the past.  Our focus must remain on continuing to offer exciting entertainment options and excellent customer service, while delivering strong financial results. Remember our mission statement, Reward, Inspire, Support, Entertain!  Once all approvals are received and the merger is complete, I would anticipate some exciting opportunities as our new company will be larger and stronger.

To assist all our team members we will be distributing additional guidance on how to respond to inquiries you may receive from family, friends, customers and the media.  Until you receive that correspondence and as a general rule to follow, our comments should be “It’s an exciting time for our company but as far as the details I am unable to answer any specific questions.  You can find more information on our website, including contact information for our investor relations department if you have any further questions.”

Warm Regards,

Joe